EXHIBIT 99.1

CSK Auto Corporation Announces the Completion of New $30 Million Capital Investment and Implementation of
Profitability Enhancement Program

PHOENIX, AZ, August [15], 2001 — CSK Auto Corporation (NYSE: CAO), the parent company of CSK Auto, Inc., a specialty retailer in the automotive aftermarket, today announced details of several strategic and financial initiatives aimed at improving the Company’s balance sheet and enhancing its future profitability.

New Capital Investment The Company announced the closing of a private placement of $30.0 million aggregate principal amount of 7% convertible subordinated notes due September 1, 2006 with Oppenheimer Funds. Interest on these notes will be payable semiannually on March 1 and September 1, commencing March 1, 2002. The notes are convertible into common stock at a conversion price of $6.63 per share, which represents a 10% premium to the average of the company’s closing prices on the NYSE for the 10 days preceding the issuance of the notes. The new notes provide CSK Auto with additional subordinated, equity-linked capital that will increase the Company’s financial flexibility; moreover, due to certain mandatory conversion provisions of the notes, it is possible that the notes will be converted into common stock in the short to medium term. The Company intends to deploy the proceeds from this investment in a series of transactions aimed at deleveraging its balance sheet and generating increased earnings through vendor allowances.

Profitability Enhancement Program Over the last several periods CSK Auto has instituted an intensive focus throughout the organization on maximizing cash flow generation and increasing return on assets, allowing for earnings enhancement through improved store profitability and lower debt levels. Consistent with this focus, the Company has recently completed a thorough review of its asset utilization performance and operating effectiveness. As a result of this review and in line with the Company’s objective of maximizing cash flow generation, the Company has:

identified 36 stores that have been or will be closed because they are not performing at acceptable return levels. The closure of these stores is expected to increase profitability by approximately $4 million on an annual basis; reduced corporate staffing by 120 positions through involuntary terminations and the elimination of open positions. This action is expected to reduce cash salaries by approximately $7 million on an annual basis; completed a comprehensive review of slower-selling items that meet neither current return criteria nor the Company’s objective for inventory turns. This review has resulted in a plan to eliminate certain merchandise, and to transfer certain goods to stores that are turning them satisfactorily; and, re-negotiated certain equipment leases and service arrangements to a lower cost.

These initiatives are expected to reduce operating expenses by approximately $9.3 million during the second half of fiscal 2001, and by approximately $16.5 million in fiscal 2002.

As part of the immediate implementation of the profitability enhancement program, the Company expects to record a non-recurring after-tax charge of approximately $23 million to $27 million, in the second quarter of fiscal 2001 ended August 5, 2001. The majority of the non-recurring charge will be non-cash. The non-recurring charge estimate includes expenses related to the anticipated store closures (which includes future lease obligations), employee severance costs and charges related to merchandise and property that are in excess of anticipated needs or are otherwise under-performing.

Outlook Excluding the effect of these expected non-recurring charges, the Company expects net income for the second quarter of fiscal 2001 to increase approximately 20% over the results of the first quarter of fiscal 2001. In addition, the Company’s net income for the third quarter ending November 4, 2001 is expected to increase by approximately 50% over the second quarter. The Company noted that the improvement in expected quarter-over-quarter net income reflects the anticipated effect of the steps taken to reduce costs and improve profitability.

Separately, CSK Auto said that comparable store sales for the second quarter of fiscal 2001 increased 2%. The Company plans to report results for the second quarter of fiscal 2001 on September 6, 2001.

“The private placement of convertible notes not only strengthens CSK Auto’s balance sheet, but also demonstrates an appreciation of the Company’s value by an existing major institutional investor, Oppenheimer Funds,” said Maynard Jenkins, Chairman and Chief Executive Officer of CSK Auto Corporation. “As we take this important step in strengthening our financial position, I am pleased that we are making significant expense reductions and operating enhancements in order to immediately improve our profitability. These new initiatives are a direct result of the Company’s intensive plan to increase the return on the Company’s assets for its shareholders.

“We are excited about increasing our investment in CSK Auto at the current time,” commented Michael Levine, of Oppenheimer Funds, Inc. “We believe that CSK’s improved liquidity and cost reduction efforts position it extremely well for the future.”

CSK Auto Corporation is the parent company of CSK Auto, Inc., a specialty retailer in the automotive aftermarket. As of August 5, 2001, the Company operated 1,157 stores in 19 states under the brand names Checker Auto Parts, Schuck’s Auto Supply and Kragen Auto Parts.

Certain statements contained in this release are forward-looking statements. They discuss, among other things, expected growth, future store development and relocation strategy, business strategies, future revenues and future performance. The forward-looking statements are subject to risks, uncertainties and assumptions, including, but not limited to, competitive pressures, demand for the Company’s products, the state of the economy, inflation, consumer debt levels and the weather. Actual results may differ materially from anticipated results described in these forward-looking statements. The Company undertakes no obligation to publicly release any revisions to forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.